As filed with the Securities and Exchange Commission on November 19, 2015

Securities Act File No. 333-207712

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pre-Effective Amendment No. 1

Post-Effective Amendment No.

LEGG MASON FUNDS TRUST

(Exact Name of Registrant as Specified in Charter)

620 Eighth Avenue

New York, New York 10018

(Address of Registrant’s Principal Executive Offices)

(888) 777-0102

(Registrant’s Telephone Number, Including Area Code)

Jane E. Trust

Legg Mason & Co., LLC

100 International Drive

Baltimore, MD 21202

(Name and Address of Agent for Service)

Copies of all communications to:

Sarah E. Cogan, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017	Robert I. Frenkel, Esq. Legg Mason & Co., LLC 100 First Stamford Place Stamford, Connecticut 06902

Approximate Date of Proposed Public Offering: As soon as practicable after this Registration Statement becomes effective.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Title of Securities Being Registered: Class O shares of beneficial interest of the following series of the Registrant: ClearBridge Real Estate Opportunities Fund.

No filing fee is required because an indefinite number of common shares of beneficial interest of the Registrant are registered pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 incorporates by reference the information contained in Parts A, B and C of the initial Registration Statement on Form N-14 (File No. 333-207712 ) under the Securities Act of 1933, as filed with the Commission on October 30, 2015. This Pre-Effective Amendment No. 1 is being filed for the sole purpose of delaying the effectiveness of the Registrant’s previously filed initial Registration Statement filed on Form N-14 (File No. 333-207712 ) on October 30, 2015.

SIGNATURES

As required by the Securities Act of 1933, as amended, this Pre-Effective Amendment to the Registration Statement on Form N-14 has been signed on behalf of the Registrant, in the City of New York and State of New York, on the 19th day of November, 2015.

LEGG MASON FUNDS TRUST

By:	/s/ Jane E. Trust
Chairman, Chief Executive Officer and President

As required by the Securities Act, this Pre-Effective Amendment to the Registration Statement on Form N-14 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jane E. Trust	Chairman, Chief Executive Officer,	November 19, 2015
Jane E. Trust	President and Trustee (Principal Executive Officer)

/s/ Richard F. Sennett	Principal Financial	November 19, 2015
Richard F. Sennett	Officer

/s/ Robert D. Agdern*	Trustee	November 19, 2015
Robert D. Agdern

/s/ Carol L. Colman*	Trustee	November 19, 2015
Carol L. Colman

/s/ Daniel P. Cronin*	Trustee	November 19, 2015
Daniel P. Cronin

/s/ Paolo M. Cucchi*	Trustee	November 19, 2015
Paolo M. Cucchi

/s/ Leslie H. Gelb*	Trustee	November 19, 2015
Leslie H. Gelb

/s/ William R. Hutchinson*	Trustee	November 19, 2015
William R. Hutchinson

/s/ Eileen Kamerick*	Trustee	November 19, 2015
Eileen Kamerick

/s/ Dr. Riordan Roett*	Trustee	November 19, 2015
Dr. Riordan Roett

*By:	/s/ Jane E. Trust
Jane E. Trust,
Attorney-in-Fact, November 19, 2015

The original powers of attorney authorizing Jane E. Trust to execute the Registration Statement on Form N-14, and any amendments thereto, for each a trustee of the Registrant on whose behalf this Pre-Effective Amendment to the Registration Statement on Form N-14 is filed, have been executed and filed as Exhibit 16 to the Registration Statement on Form N-14 filed with the SEC October 30, 2015, which is incorporated herein by reference.